UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 9, 2006

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-905	PPL Electric Utilities Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-0959590

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations
Item 1.01 Entry into a Material Definitive Agreement

and

Section 2 - Financial Information
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On June 9, 2006, PPL Electric Utilities Corporation (“PPL Electric”) entered into a $200 million Second Amended and Restated Five-Year Credit Agreement with Wachovia Bank, National Association, as Administrative Agent and Issuing Lender, and the other Lenders party thereto from time to time (the “Credit Agreement”). Immediately prior to the effectiveness of the amendment and restatement of the Credit Agreement, the term of the credit facility, which was due to expire in 2010, had been extended by one year to 2011.

The Credit Agreement allows for borrowings at market-based rates plus a spread, which is based upon PPL Electric’s senior secured long-term debt rating. The primary purpose of the credit facility is to serve as a credit backstop for PPL Electric’s commercial paper program. In addition, PPL Electric may request the Issuing Lender under the Credit Agreement to issue letters of credit, which issuances reduce available borrowing capacity. PPL Electric will pay customary commitment and letter of credit issuance fees under the Credit Agreement.

The Credit Agreement contains a financial covenant requiring PPL Electric’s debt to total capitalization to not exceed 70% (as calculated pursuant to the Credit Agreement), and various other covenants that are standard for similar credit agreements. Failure to meet the covenants beyond applicable grace periods and certain other events, including the occurrence of a Change of Control (as defined in the Credit Agreement), could result in acceleration of due dates of any borrowings, cash collateralization of outstanding letters of credit and/or termination of the Credit Agreement. The Credit Agreement also contains certain standard representations and warranties that must be made and certain other conditions that must be met for PPL Electric to borrow or to cause the Issuing Lender to issue letters of credit.

Section 9 - Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	10(a) -	$200 million Second Amended and Restated Five-Year Credit Agreement, dated as of June 9, 2006, among PPL Electric and the banks named therein

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPL ELECTRIC UTILITIES CORPORATION

By:	/s/ James E. Abel James E. Abel Treasurer

Dated:  June 14, 2006